Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the ordinary shares and the amended articles of association of TryHard Holdings Limited (the “Company” or the “Group”) is a summary and does not purport to be complete. This summary is subject to, and qualified in its entirety by reference to, the complete text of the Company’s Amended and Restated Memorandum of Association and Articles of Association, which are incorporated by reference as Exhibit 1.1 of the Company’s Annual Report.

As of June 30, 2025, the Company has the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value US$0.00002	THH	The Nasdaq Capital Market LLC

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of Cayman Islands.

As of the date of this report, our authorized share capital is US$500,000 comprising of (a) 22,500,000,000 Ordinary Shares with a par value of US$0.00002 each, and (b) 2,500,000,000 Series A Preferred Shares with a par value of US$0.00002 each. As of the date of this report, 48,750,000 Ordinary Shares and 2,000,000 Series A Preferred Shares are issued and outstanding.

We currently have 49,817,500 Ordinary Shares and 2,000,000 Series A Preferred Shares issued and outstanding. All of our shares issued and outstanding are and will be fully paid.